EXHIBIT 99.1

ANIXTER INTERNATIONAL INC. REPORTS THIRD QUARTER 2015 RESULTS
Adjusted diluted EPS of $1.21 from continuing operations

Highlights

•	Third quarter sales of $1.5 billion, up 4%, reflecting 1% organic growth

•	Record quarter ECS sales of $1.0 billion, up 15%, reflecting 4% organic growth

•	Acquired the Power Solutions business of HD Supply on October 5th

GLENVIEW, IL, (Business Wire) October 27, 2015 - Anixter International Inc. (NYSE: AXE) today reported quarterly sales of $1.49 billion for the quarter ended October 2, 2015, a 3.6 percent increase compared to the year-ago quarter. The current quarter and year-ago quarter each had 64 billing days. Adjusting for the favorable impact from the third quarter 2014 acquisition of Tri-Ed and the unfavorable impacts of the stronger US dollar and weaker average copper prices, organic sales increased 0.7 percent year-over-year. All commentary in this release reflects continuing operations unless otherwise noted. Please refer to the tables at the end of this release for the reconciliations to GAAP from the adjusted numbers as reported.

Gross margin of 22.2 percent in the current quarter was the same as the prior quarter and compares to 22.4 percent in the prior year quarter, reflecting the impact of the Tri-Ed acquisition with its lower security product gross margin.

Operating income of $78.2 million compares to $82.5 million in the prior year quarter. Excluding $8.1 million of acquisition and integration costs in the current quarter and $5.7 million in the prior year quarter, adjusted operating profit of $86.3 million compares to $88.2 million in the prior year quarter. Adjusted operating income was negatively impacted by higher amortization expense resulting from the Tri-Ed acquisition. Enterprise Cabling & Security Solutions ("ECS") adjusted operating profit of $61.8 million compares to $52.4 million in the prior year quarter driven by strong sales growth and effective expense control. Electrical and Electronic Wire & Cable ("W&C") adjusted operating profit of $27.6 million compares to $38.7 million in the prior year quarter, caused by the unfavorable impacts of lower copper prices and currency headwinds combined with the overall weaker macro environment, all creating significant negative operating expense leverage.

Adjusted EBITDA of $99.8 million, or 6.7 percent of sales, compares to $98.6 million, or 6.9 percent of sales, in the prior year quarter.

Adjusted net income of $40.4 million compares to $48.5 million in the prior year quarter. Versus the prior year, currency and copper had a negative impact on operating profit of $5.2 million, net of tax, and foreign exchange added incremental losses of $1.4 million, net of tax, compared to the prior year.

Adjusted earnings per diluted share of $1.21 compares to $1.46 in the prior year quarter. Current year earnings were negatively impacted by $0.20 from the currency and copper impact.

"Our ECS segment achieved record quarterly sales exceeding $1 billion, a 15 percent increase from the prior year quarter, reflecting the Tri-Ed acquisition and an acceleration in our EMEA and emerging markets geographies. Strong volume growth combined with effective expense management led to increased margin in ECS," commented Bob Eck, President and CEO. "Our W&C segment continued to experience weaker trends, reflecting lower copper prices as well as exposure to energy and weaker industrial projects."

Income Statement Detail

Operating expense of $252.7 million compares to $240.2 million in the prior year quarter. The current quarter and prior year quarter include $8.1 million and $5.7 million, respectively, of acquisition and integration costs associated with the Power Solutions and Tri-Ed acquisitions. Excluding these costs as well as a favorable $10.3 million impact of foreign currency, and including $14.8 million of pro forma Tri-Ed expenses in the prior year, adjusted operating expense would have increased by 2.3 percent. In addition to a volume-related operating expense increase, current quarter operating expense includes the year-over-year incremental impact of approximately $3.6 million from the previously disclosed higher pension and other employee benefit costs. Further adjusting for this, adjusted operating expense would have increased 0.9 percent.

Interest expense of $15.8 million increased by $5.5 million compared to the prior year quarter. The increase in interest expense results from the issuance of the 5.5% Senior notes due 2023 in August 2015 to fund the Power Solutions acquisition, the Senior notes due 2021 issued in September 2014 to fund the Tri-Ed acquisition and incremental interest expense from the term loan received in August 2014, partially offset by the repayment of the 5.95% Senior notes in March 2015.

Foreign exchange and other expense of $5.5 million compares to $2.0 million in the prior year quarter, primarily due to $2.2 million additional foreign exchange losses resulting from significant strengthening of the US dollar.

Our third quarter adjusted effective tax rate is 37.8 percent, bringing our full year adjusted effective tax rate to 37.5 percent, which is up 20 basis points sequentially. The increase from the prior year quarter adjusted effective tax rate of 36.4 percent was due to the change in the country mix of earnings.

Segment Update

Enterprise Cabling & Security Solutions (“ECS”) sales of $1,035.4 million compares to $903.9 million in the prior year period, a 14.5 percent increase, driven by an increase in security sales resulting from the Tri-Ed acquisition and strength in our emerging markets and EMEA regions. ECS organic sales increased by a strong 4.0 percent, adjusting for the $39.0 million unfavorable impact from foreign exchange on current year sales and the $128.9 million favorable impact from the Tri-Ed acquisition.

Record quarter ECS security sales of $402.4 million, which represents approximately 39 percent of total segment sales, increased 40 percent from the prior year quarter. Adjusted for the impact of Tri-Ed and the $13.8 million negative currency impact, organic security sales growth was flat.

ECS adjusted EBITDA of $71.0 million compares to $58.3 million in the prior year quarter. The corresponding margin of 6.9 percent compares to 6.5 percent in the prior year quarter, driven by strong sales growth and effective expense control.

Electrical and Electronic Wire & Cable (“W&C”) sales of $453.8 million compares to $534.1 million in the prior year period, a 15.0 percent decrease. Excluding the $24.3 million unfavorable impact from foreign exchange and the $24.9 million unfavorable impact from lower average copper prices, W&C organic sales decreased by 5.8 percent reflecting slower sales growth in all regions.

W&C adjusted EBITDA of $31.8 million compares to $43.2 million in the prior year quarter. The corresponding adjusted EBITDA margin of 7.0 percent compares to 8.1 percent in the prior year quarter. The decline in margin versus the prior quarter was caused by the unfavorable impacts of lower copper prices and currency headwinds combined with the overall weaker macro environment, all creating significant negative operating expense leverage.

Discontinued Operations

As a result of the sale of Anixter's Fasteners business in the second quarter of 2015, this business has been presented as Discontinued Operations beginning in the first quarter of 2015, and 2014 results have been restated to reflect this classification. A net loss of $2.9 million from discontinued operations was incurred in the quarter, resulting in diluted loss per share from discontinued operations of $0.09.

Cash Flow and Leverage

Net cash provided by operations was $93.7 million for the nine months ended October 2, 2015, which compares to $68.6 million in the prior year period. Year-to-date capital expenditures of $29.2 million compares to $30.5 million in the prior year period. For the full year we expect to invest approximately $40 million in capital investments while generating over $150 million in cash flow from operations.

“Strong growth in our ECS business, offset by the impacts of lower average copper prices and the stronger US dollar contributed to the third consecutive quarter in which we have delivered solid results in a challenging macro economic environment. In light of the ongoing headwinds, we continue to focus on opportunities to improve our long term cost structure and have implemented all the actions that constitute the restructuring we announced on our second quarter call which will result in $13 million of annualized cost savings," commented Ted Dosch, Executive Vice President - Finance and CFO. "The ongoing integration of the Tri-Ed business delivered expected synergies to the combined security business in the first full year post-closing. With the closing of the Power Solutions acquisition, our focus will be on the successful integration of this business to maximize the significant synergy opportunities. With the strong free cash flow we expect to generate from our existing platform we plan to reduce our debt to our target range of 45 - 50% debt-to-capital in the next 12 - 18 months."

Key capital structure and credit-related statistics for the quarter:

•	Debt-to-total capital ratio of 51.8% compares to 51.6% at the end of 2014

•	Weighted average cost of borrowed capital of 5.3% compares to 4.7% in the year-ago quarter

•	$336.7 million available under revolving lines of credit and accounts receivable securitization facility

Strategy Update and Business Outlook

"In addition to solid execution in the business in a challenging macro environment, the current quarter was marked by significant progress on our strategic goals. Power Solutions represents the largest acquisition in Anixter's history and transforms Anixter into one of the leading North American electrical distribution platforms, enhances our competitive position in the electrical wire and cable business and further strengthens our overall customer and supplier value proposition," commented Bob Eck. "The strategic actions we have completed over the last 5 quarters, including the acquisition of Tri-Ed, the sale of Fasteners and the acquisition of Power Solutions, position Anixter as a leading global competitor in each of our businesses, provide a platform for substantial and sustainable long term growth, and will enable us to maximize shareholder value in both the near term and the long term."

Eck concluded, “Based on current backlog trends we believe that momentum in our security and network infrastructure businesses will continue in the fourth quarter. While our Wire & Cable business continues to be impacted by macro-economic headwinds, including lower copper and oil prices, the acquisition of Power Solutions is a critical strategic step to increase the competitiveness and profitable growth of this business going forward. With year-to-date 2015 organic sales growth from continuing operations of 2.1 percent, we expect our full year organic sales growth to be in the 1.5 - 2.5 percent range."

Power Solutions

As previously announced, on October 5, 2015, Anixter completed the acquisition of the Power Solutions segment of HD Supply. Power Solutions reported fiscal 2014 revenue of $1.9 billion and adjusted EBITDA of $79 million. The acquisition is expected to be accretive to earnings by $0.50 - $0.60 in fiscal year 2016, exclusive of transaction and one-time integration expenses. We will hold an Investor Day on Monday, November 9, 2015, at which time we will discuss our growth strategies including integration plans for Power Solutions and a realignment of business segments.

Financial Results from continuing operations

(In millions, except per share amounts)

	Three Months Ended			Nine Months Ended
	Oct 2, 2015	Oct 3, 2014	Percent Change	Oct 2, 2015	Oct 3, 2014	Percent Change
Net Sales	$1,489.2	$1,438.0	4%	$4,354.7	$4,055.2	7%
Operating Income	$78.2	$82.5	(5)%	$202.0	$229.7	(12)%
EBITDA	$82.9	$87.6	(5)%	$219.9	$236.0	(7)%
Net Income	$35.4	$45.4	(22)%	$91.4	$127.6	(28)%
Diluted Earnings Per Share	$1.06	$1.36	(22)%	$2.73	$3.83	(29)%
Diluted Weighted Shares	33.4	33.4	—%	33.4	33.3	—%

Third Quarter Earnings Call Details

We will host a conference call to discuss these results beginning at 9:30 a.m. Central Time today. The call will be available as a live audio webcast and can be accessed at the Investor Relations portion of our website at anixter.com/investor. Dial-in numbers for the call are as follows:

U.S./Canada toll-free dial-in:    (888) 438-5524
International dial-in:        (719) 325-2494
Passcode:            529361

A replay of the call will be available at anixter.com/investor for 15 days following the call. Prior to the beginning of the call a supplemental presentation titled “Third Quarter 2015 Highlights and Operating Review” will be available on the company’s Investor Relations section of the website.

About Anixter

Anixter International is a leading global distributor of enterprise cabling and security solutions, electrical and electronic wire and cable. The company adds value to the distribution process by providing its customers access to 1) innovative inventory management programs 2) approximately 400,000 products and $0.9 billion in inventory 3) approximately 220 warehouses/branch locations with approximately 5.5 million square feet of space and 4) locations in over 250 cities in more than 50 countries. Founded in 1957 and headquartered near Chicago, Anixter trades on the New York Stock Exchange under the symbol AXE.

Safe Harbor Statement

The statements in this release other than historical facts are forward-looking statements made in reliance upon the safe harbor of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are subject to a number of factors that could cause our actual results to differ materially from what is indicated here.  These factors include but are not limited to general economic conditions, the level of customer demand particularly for capital projects in the markets we serve, changes in supplier sales strategies or financial viability, risks associated with the sale of nonconforming products and services, political, economic or currency risks related to foreign operations, inventory obsolescence, copper price fluctuations, customer viability, risks associated with accounts receivable, the impact of regulation and regulatory, investigative and legal proceedings and legal compliance risks and risks associated with integration of acquired companies.  These uncertainties may cause our actual results to be materially different than those expressed in any forward looking statements.  We do not undertake to update any forward looking statements.  Please see our Securities and Exchange Commission (“SEC”) filings for more information.

Non-GAAP Financial Measures

In addition to the results provided in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”) above, this release includes certain financial measures computed using non-GAAP components as defined by the SEC. Specifically, net sales comparisons to the prior corresponding period, both worldwide and in relevant segments, are discussed in this release both on a GAAP basis and non-GAAP basis. We believe that by reporting non-GAAP organic growth, which adjusts for the impact of acquisitions (when applicable), foreign exchange fluctuations and copper prices, both management and investors are provided with meaningful supplemental sales information to understand and analyze our underlying trends and other aspects of our financial performance. Beginning in 2015, we calculate the year-over-year organic sales growth impact relating to the Tri-Ed acquisition by including the 2014 results with our results (on a "pro forma" basis) as we believe this represents the most accurate representation of organic growth, considering the nature of the company we acquired and the synergistic revenues that have been achieved. From time to time, we may also exclude other items from reported financial results (e.g., impairment charges, inventory adjustments, restructuring charges, tax items, currency devaluations, etc.) so that both management and financial statement users can use these non-GAAP financial measures to better understand and evaluate our performance period over period and to analyze the underlying trends of our business.

EBITDA is defined as net income from continuing operations before interest, income taxes, depreciation and amortization. Adjusted EBITDA is defined as EBITDA before foreign exchange and other non-operating expense and non-cash stock-based compensation, excluding the other special items from reported financial results, as defined above. EBITDA and Adjusted EBITDA are presented because we believe they are useful indicators of our performance and our ability to meet debt service requirements. They are not, however, intended as an alternative measure of operating results or cash flow from operations as determined in accordance with generally accepted accounting principles.

Non-GAAP financial measures provide insight into selected financial information and should be evaluated in the context in which they are presented. These non-GAAP financial measures have limitations as analytical tools, and should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as reported by us may not be comparable to similarly titled amounts reported by other companies. The non-GAAP financial measures should be considered in conjunction with the Condensed Consolidated Financial Statements and Management’s Discussion and Analysis of Financial Condition and Results of Operations. Management does not use these non-GAAP financial measures for any purpose other than the reasons stated above.

INVESTOR CONTACTS

Ted Dosch	Lisa Micou Meers, CFA
EVP - Finance & Chief Financial Officer	VP - Investor Relations
(224) 521-4281	(224) 521-8895

Additional information about Anixter is available at anixter.com

ANIXTER INTERNATIONAL INC.
Condensed Consolidated Statements of Operations (Unaudited)

	Three Months Ended		Nine Months Ended
	October 2, 2015	October 3, 2014	October 2, 2015	October 3, 2014
(In millions, except per share amounts)
		As Adjusted		As Adjusted
Net sales	$1,489.2	$1,438.0	$4,354.7	$4,055.2
Cost of goods sold	1,158.3	1,115.3	3,385.6	3,137.4
Gross profit	330.9	322.7	969.1	917.8
Operating expenses	252.7	240.2	767.1	688.1
Operating income	78.2	82.5	202.0	229.7
Interest expense	(15.8)	(10.3)	(42.7)	(29.4)
Other, net	(5.5)	(2.0)	(13.0)	(13.6)
Income from continuing operations before income taxes	56.9	70.2	146.3	186.7
Income tax expense from continuing operations	21.5	24.8	54.9	59.1
Net income from continuing operations	35.4	45.4	91.4	127.6
(Loss) income from discontinued operations before income taxes (1)	(3.1)	10.2	54.6	37.6
Income tax (benefit) expense from discontinued operations	(0.2)	3.1	23.0	11.5
Net (loss) income from discontinued operations	(2.9)	7.1	31.6	26.1
Net income	$32.5	$52.5	$123.0	$153.7
Income (loss) per share:
Basic:
Continuing operations	$1.06	$1.37	$2.75	$3.87
Discontinued operations	(0.09)	0.22	0.95	0.79
Net Income	$0.97	$1.59	$3.70	$4.66

Diluted:
Continuing operations	$1.06	$1.36	$2.73	$3.83
Discontinued operations	(0.09)	0.21	0.95	0.78
Net Income	$0.97	$1.57	$3.68	$4.61

Weighted-average common shares outstanding:
Basic	33.3	33.1	33.2	33.0
Diluted	33.4	33.4	33.4	33.3

Reportable Segments
Net sales:
Enterprise Cabling & Security Solutions	$1,035.4	$903.9	$2,952.8	$2,514.7
Electrical and Electronic Wire & Cable	453.8	534.1	1,401.9	1,540.5
	$1,489.2	$1,438.0	$4,354.7	$4,055.2
Operating income:
Enterprise Cabling & Security Solutions	$61.8	$46.7	$140.3	$129.8
Electrical and Electronic Wire & Cable	28.6	38.7	79.8	108.7
Corporate	(12.2)	(2.9)	(18.1)	(8.8)
	$78.2	$82.5	$202.0	$229.7

(1) Includes $2.6 million loss on disposal and $39.7 million gain on disposal during the three and nine months ended October 2, 2015, respectively.

ANIXTER INTERNATIONAL INC.
Condensed Consolidated Balance Sheets (Unaudited)

	October 2, 2015	January 2, 2015
(In millions)
		As Adjusted
ASSETS
Current assets:
Cash and cash equivalents	$614.9	$92.0
Accounts receivable, net	1,188.1	1,171.0
Inventories	881.9	859.0
Deferred income taxes	30.7	33.7
Other current assets	52.8	54.9
Current assets of discontinued operations	41.6	379.2
Total current assets	2,810.0	2,589.8
Property and equipment, net	107.0	104.2
Goodwill	572.4	582.3
Other assets	257.7	282.5
Long-term assets of discontinued operations	0.6	27.7
Total assets	$3,747.7	$3,586.5

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$852.5	$738.5
Accrued expenses	194.3	183.2
Current liabilities of discontinued operations	26.2	108.8
Total current liabilities	1,073.0	1,030.5
5.125% Senior notes due 2021	394.7	394.2
5.625% Senior notes due 2019	346.6	345.9
5.50% Senior notes due 2023	345.7	—
Term loan	195.0	198.8
Revolving lines of credit and other	3.4	3.8
5.95% Senior notes	—	200.0
Accounts receivable securitization facility	—	65.0
Other liabilities	188.8	215.1
Long-term liabilities of discontinued operations	4.5	0.2
Total liabilities	2,551.7	2,453.5
Total stockholders' equity	1,196.0	1,133.0
Total liabilities and stockholders' equity	$3,747.7	$3,586.5

ANIXTER INTERNATIONAL INC.
Condensed Consolidated Statements of Cash Flows (Unaudited)

	Nine Months Ended
	October 2, 2015	October 3, 2014
(In millions)

Operating activities:
Net income	$123.0	$153.7
Adjustments to reconcile net income to net cash provided by operating activities:
Gain on sale of business, net of tax of $9.8	(47.1)	—
Depreciation	17.1	17.4
Amortization of intangible assets	15.8	6.3
Stock-based compensation	10.8	10.3
Accretion of debt discount	1.2	0.7
Amortization of deferred financing costs	1.1	1.1
Deferred income taxes	4.3	(2.8)
Excess income tax benefit from employee stock plans	(0.5)	(4.7)
Pension plan contributions	(23.3)	(14.6)
Pension plan expenses	8.6	3.4
Changes in current assets and liabilities, net	(20.5)	(98.7)
Other, net	3.2	(3.5)
Net cash provided by operating activities	93.7	68.6
Investing activities:
Proceeds from sale of business	381.0	—
Capital expenditures, net	(29.2)	(30.5)
Acquisition of business, net of cash acquired	2.2	(418.4)
Net cash provided by (used in) investing activities	354.0	(448.9)
Financing activities:
Proceeds from borrowings	643.6	1,161.9
Repayments of borrowings	(707.5)	(1,322.6)
Proceeds from issuance of Notes due 2023	345.6	—
Retirement of Notes due 2015	(200.0)	—
Term loan payments	(3.8)	—
Excess income tax benefit from employee stock plans	0.5	4.7
Proceeds from issuance of Notes due 2021	—	394.0
Proceeds from term loan	—	200.0
Retirement of Notes due 2014	—	(32.3)
Proceeds from stock options exercised	—	5.9
Deferred financing costs	—	(1.3)
Other	(1.0)	(1.7)
Net cash provided by financing activities	77.4	408.6
Increase in cash and cash equivalents	525.1	28.3
Effect of exchange rate changes on cash balances	(2.2)	2.5
Cash and cash equivalents at beginning of period	92.0	57.3
Cash and cash equivalents at end of period	$614.9	$88.1

ANIXTER INTERNATIONAL INC.
Financial Measures That Supplement GAAP (Unaudited)

Third Quarter 2015 Sales Growth Trends
	Q3 2015				Q3 2014
($ millions)	As Reported	Foreign Exchange Impact	Copper Impact	As Adjusted	As Reported	Acquisition Impact	Pro Forma	Organic Growth/ (Decline)
					(as adjusted)
Enterprise Cabling and Security Solutions
North America	$797.6	$17.0	$—	$814.6	$692.3	$128.4	$820.7	(0.7)%
Europe	87.6	9.9	—	97.5	83.3	—	83.3	16.9%
Emerging Markets	150.2	12.1	—	162.3	128.3	0.5	128.8	26.0%
ECS	$1,035.4	$39.0	$—	$1,074.4	$903.9	$128.9	$1,032.8	4.0%

Electrical and Electronic Wire and Cable
North America	$335.6	$15.1	$21.3	$372.0	$396.5	$—	$396.5	(6.2)%
Europe	65.7	5.9	1.7	73.3	75.5	—	75.5	(3.0)%
Emerging Markets	52.5	3.3	1.9	57.7	62.1	—	62.1	(7.1)%
W&C	$453.8	$24.3	$24.9	$503.0	$534.1	$—	$534.1	(5.8)%

Total	$1,489.2	$63.3	$24.9	$1,577.4	$1,438.0	$128.9	$1,566.9	0.7%

Geographic Sales
North America	$1,133.2	$32.1	$21.3	$1,186.6	$1,088.8	$128.4	$1,217.2	(2.5)%
Europe	153.3	15.8	1.7	170.8	158.8	—	158.8	7.5%
Emerging Markets	202.7	15.4	1.9	220.0	190.4	0.5	190.9	15.2%
Total	$1,489.2	$63.3	$24.9	$1,577.4	$1,438.0	$128.9	$1,566.9	0.7%

September Year-to-Date 2015 Sales Growth Trends
	YTD 2015				YTD 2014
($ millions)	As Reported	Foreign Exchange Impact	Copper Impact	As Adjusted	As Reported	Acquisition Impact	Pro Forma	Organic Growth/ (Decline)
					(as adjusted)
Enterprise Cabling and Security Solutions
North America	$2,313.2	$40.5	$—	$2,353.7	$1,874.3	$417.7	$2,292.0	2.7%
Europe	254.1	32.4	—	286.5	249.6	—	249.6	14.7%
Emerging Markets	385.5	26.3	—	411.8	390.8	2.0	392.8	4.8%
ECS	$2,952.8	$99.2	$—	$3,052.0	$2,514.7	$419.7	$2,934.4	4.0%

Electrical and Electronic Wire and Cable
North America	$1,019.4	$36.8	$43.0	$1,099.2	$1,100.1	$—	$1,100.1	(0.1)%
Europe	201.6	20.2	2.7	224.5	246.2	—	246.2	(8.8)%
Emerging Markets	180.9	7.4	3.9	192.2	194.2	—	194.2	(1.1)%
W&C	$1,401.9	$64.4	$49.6	$1,515.9	$1,540.5	$—	$1,540.5	(1.6)%

Total	$4,354.7	$163.6	$49.6	$4,567.9	$4,055.2	$419.7	$4,474.9	2.1%

Geographic Sales
North America	$3,332.6	$77.3	$43.0	$3,452.9	$2,974.4	$417.7	$3,392.1	1.8%
Europe	455.7	52.6	2.7	511.0	495.8	—	495.8	3.1%
Emerging Markets	566.4	33.7	3.9	604.0	585.0	2.0	587.0	2.9%
Total	$4,354.7	$163.6	$49.6	$4,567.9	$4,055.2	$419.7	$4,474.9	2.1%

ANIXTER INTERNATIONAL INC.
Financial Measures That Supplement GAAP (Unaudited) - continued

(In millions, except per share amounts)
	Positive (Negative) impact
	Three Months Ended		Nine Months Ended
	October 2, 2015	October 3, 2014	October 2, 2015	October 3, 2014

Continuing operations		As Adjusted		As Adjusted
Items impacting comparability of results:
Items impacting operating income:
Restructuring charge	$—	$—	$(5.3)	$—
Write-off of capitalized software	—	—	(3.1)	—
Venezuelan customer bad debt expense	—	—	(2.6)	—
Dilapidation provision	—	—	(1.7)	—
Acquisition and integration costs	(8.1)	(5.7)	(9.1)	(5.7)
Pension divestiture costs	—	—	(0.4)	—
Total of items impacting operating income	$(8.1)	$(5.7)	$(22.2)	$(5.7)
Items impacting other expenses:
Foreign exchange loss from the devaluation of foreign currencies	$—	$—	$(0.7)	$(8.0)
Acquisition financing costs	—	(0.3)	—	(0.3)
Total of items impacting other expenses	$—	$(0.3)	$(0.7)	$(8.3)
Total of items impacting pre-tax income	$(8.1)	$(6.0)	$(22.9)	$(14.0)
Items impacting income taxes:
Tax impact of items impacting pre-tax income above	$3.1	$1.0	$8.6	$3.7
Primarily reversal of deferred income tax valuation allowances	—	—	—	6.9
Tax benefits related to closing prior tax years	—	1.9	—	1.9
Total of items impacting income taxes	$3.1	$2.9	$8.6	$12.5
Net income impact of these items	$(5.0)	$(3.1)	$(14.3)	$(1.5)
Diluted EPS impact of these items	$(0.15)	$(0.10)	$(0.43)	$(0.05)

GAAP to Non-GAAP Net Income and EPS Reconciliation for continuing operations:
Net income from continuing operations – Non-GAAP	$40.4	$48.5	$105.7	$129.1
Items impacting net income from continuing operations	(5.0)	(3.1)	(14.3)	(1.5)
Net income from continuing operations – GAAP	$35.4	$45.4	$91.4	$127.6

Diluted EPS – Non-GAAP	$1.21	$1.46	$3.16	$3.88
Diluted EPS impact of these items	(0.15)	(0.10)	(0.43)	(0.05)
Diluted EPS – GAAP	$1.06	$1.36	$2.73	$3.83

Items Impacting Comparability of Operating Income by Segment	Three Months Ended October 2, 2015
(in millions)	ECS	W&C	Corporate	Total

Adjusted operating income - Non-GAAP	$61.8	$27.6	$(3.1)	$86.3
Adjusted operating margin - Non-GAAP	6.0%	6.1%	nm	5.3%

Total of items impacting operating income for the three months ended October 2, 2015	$—	$1.0	$(9.1)	$(8.1)

Operating income - GAAP	$61.8	$28.6	$(12.2)	$78.2
Operating margin - GAAP	6.0%	6.3%	nm	5.3%

Items Impacting Comparability of Operating Income by Segment	Nine Months Ended October 2, 2015
	ECS	W&C	Corporate	Total

Adjusted operating income - Non-GAAP	$149.0	$83.8	$(8.6)	$224.2
Adjusted operating margin - Non-GAAP	5.0%	6.0%	nm	5.1%

Total of items impacting operating income for the nine months ended October 2, 2015	$(8.7)	$(4.0)	$(9.5)	$(22.2)

Operating income - GAAP	$140.3	$79.8	$(18.1)	$202.0
Operating margin - GAAP	4.8%	5.7%	nm	4.6%
nm - not meaningful

Items Impacting Comparability of Operating Income by Segment	Three Months Ended October 3, 2014
(in millions)	ECS	W&C	Corporate	Total

Adjusted operating income - Non-GAAP	$52.4	$38.7	$(2.9)	$88.2
Adjusted operating margin - Non-GAAP	5.8%	7.2%	nm	6.1%

Total of items impacting operating income for the three months ended October 3, 2014	$(5.7)	$—	$—	$(5.7)

Operating income - GAAP	$46.7	$38.7	$(2.9)	$82.5
Operating margin - GAAP	5.2%	7.2%	nm	5.7%

Items Impacting Comparability of Operating Income by Segment	Nine Months Ended October 3, 2014
	ECS	W&C	Corporate	Total

Adjusted operating income - Non-GAAP	$135.5	$108.7	$(8.8)	$235.4
Adjusted operating margin - Non-GAAP	5.4%	7.1%	nm	5.8%

Total of items impacting operating income for the nine months ended October 3, 2014	$(5.7)	$—	$—	$(5.7)

Operating income - GAAP	$129.8	$108.7	$(8.8)	$229.7
Operating margin - GAAP	5.2%	7.1%	nm	5.7%
nm - not meaningful

ANIXTER INTERNATIONAL INC.

2015 and 2014 Effective Tax Rate – GAAP and Non-GAAP
	Three Months Ended		Nine Months Ended
	October 2,	October 3,	October 2,	October 3,
(in millions)	2015	2014	2015	2014
		As Adjusted		As Adjusted
Income from continuing operations before taxes – GAAP	$56.9	$70.2	$146.3	$186.7
Income tax expense – GAAP	$21.5	$24.8	$54.9	$59.1
Effective income tax rate	37.8%	35.4%	37.5%	31.7%

Total of items impacting pre-tax income above	$(8.1)	$(6.0)	$(22.9)	$(14.0)
Total of items impacting income taxes above	$3.1	$2.9	$8.6	$12.5

Income from continuing operations before income taxes – Non-GAAP	$65.0	$76.2	$169.2	$200.7
Income tax expense – Non-GAAP	$24.6	$27.7	$63.5	$71.6
Adjusted effective income tax rate	37.8%	36.4%	37.5%	35.7%

2015 EBITDA by Segment
	Three Months Ended October 2, 2015
(in millions)	ECS	W&C	Corporate	Total
Net income from continuing operations	$61.8	$28.6	$(55.0)	$35.4
Interest expense	—	—	15.8	15.8
Income taxes	—	—	21.5	21.5
Depreciation	3.3	1.8	0.1	5.2
Amortization of intangible assets	3.7	1.3	—	5.0
EBITDA	$68.8	$31.7	$(17.6)	$82.9
EBITDA leverage	13.8%	nm	nm	nm
EBITDA as a % of sales	6.6%	7.0%	nm	5.6%

Foreign exchange and other non-operating expense	$—	$—	$5.5	$5.5
Stock-based compensation	2.2	1.1	—	3.3
Acquisition and integration costs	—	(1.0)	9.1	8.1
Adjusted EBITDA	$71.0	$31.8	$(3.0)	$99.8
Adjusted EBITDA leverage	9.6%	nm	nm	2.4%
Adjusted EBITDA as a % of sales	6.9%	7.0%	nm	6.7%

	Nine Months Ended October 2, 2015
	ECS	W&C	Corporate	Total
Net income from continuing operations	$140.3	$79.8	$(128.7)	$91.4
Interest expense	—	—	42.7	42.7
Income taxes	—	—	54.9	54.9
Depreciation	10.4	5.0	0.2	15.6
Amortization of intangible assets	11.1	4.2	—	15.3
EBITDA	$161.8	$89.0	$(30.9)	$219.9
EBITDA leverage	5.0%	nm	nm	nm
EBITDA as a % of sales	5.5%	6.4%	nm	5.1%

Foreign exchange and other non-operating expense	$—	$—	$13.0	$13.0
Stock-based compensation	6.6	3.5	0.1	10.2
Restructuring charge	3.0	2.2	0.1	5.3
Write-off of capitalized software	1.9	0.9	0.3	3.1
Venezuelan customer bad debt expense	2.6	—	—	2.6
Dilapidation provision	0.9	0.8	—	1.7
Acquisition and integration costs	—	—	9.1	9.1
Pension divestiture costs	0.3	0.1	—	0.4
Adjusted EBITDA	$177.1	$96.5	$(8.3)	$265.3
Adjusted EBITDA leverage	5.9%	nm	nm	0.2%
Adjusted EBITDA as a % of sales	6.0%	6.9%	nm	6.1%

nm - not meaningful

2014 EBITDA by Segment
	Three Months Ended October 3, 2014
(in millions)	As Adjusted
	ECS	W&C	Corporate	Total
Net income from continuing operations	$46.7	$38.7	$(40.0)	$45.4
Interest expense	—	—	10.3	10.3
Income taxes	—	—	24.8	24.8
Depreciation	3.2	1.8	—	5.0
Amortization of intangible assets	0.7	1.4	—	2.1
EBITDA	$50.6	$41.9	$(4.9)	$87.6
EBITDA as a % of sales	5.6%	7.9%	nm	6.1%

Foreign exchange and other non-operating expense	$—	$—	$2.0	$2.0
Stock-based compensation	2.0	1.3	—	3.3
Acquisition and strategic project costs	5.7	—	—	5.7
Adjusted EBITDA	$58.3	$43.2	$(2.9)	$98.6
Adjusted EBITDA as a % of sales	6.5%	8.1%	nm	6.9%

	Nine Months Ended October 3, 2014
	As Adjusted
	ECS	W&C	Corporate	Total
Net income from continuing operations	$129.8	$108.7	$(110.9)	$127.6
Interest expense	—	—	29.4	29.4
Income taxes	—	—	59.1	59.1
Depreciation	9.0	5.5	—	14.5
Amortization of intangible assets	1.1	4.3	—	5.4
EBITDA	$139.9	$118.5	$(22.4)	$236.0
EBITDA as a % of sales	5.6%	7.7%	nm	5.8%

Foreign exchange and other non-operating expense	$—	$—	$13.6	$13.6
Stock-based compensation	5.7	3.6	—	9.3
Acquisition and strategic project costs	5.7	—	—	5.7
Adjusted EBITDA	$151.3	$122.1	$(8.8)	$264.6
Adjusted EBITDA as a % of sales	6.0%	7.9%	nm	6.5%

nm - not meaningful